Exhibit 10.2

Internet Capital Group

2005 Bonus Plan Award

The Compensation Committee of the Board of Directors evaluated ICG's performance against the goals established in the Internet Capital Group 2005 Bonus Plan and declared a bonus level of         %.

Based on the Board's evaluation and your service during 2005, your 2005 total bonus will be $             or         % of your annual target bonus which will be paid on                     .